Exhibit 10.2

ARMSTRONG FLOORING, INC.

2500 Columbia Ave., P.O. Box 3025

Lancaster, PA 17604

2019 Long-Term Time-Based Restricted Stock Grant

Michel S. Vermette

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	September [•], 2019

Time-Based Restricted Stock:	143,062

This grant is subject to the terms of the 2016 Long-Term Incentive Plan and the award agreement. The award agreement consists of this grant letter and the Terms and Conditions attached as Exhibit A.

Vesting - The shares of Restricted Stock will vest and all restrictions thereon will lapse in accordance with the following schedule, if you remain employed by the Employer through the applicable vesting date, except as described below.

Vesting Date	Restricted Stock Vesting
One year from Date of Grant	20%
Two years from Date of Grant	20%
Three years from Date of Grant	20%
Four years from Date of Grant	20%
Five years from Date of Grant	20%

Taxes - The Company will use share tax withholding to satisfy the minimum tax withholding obligations, unless prohibited by country law or you provide a payment to cover the taxes.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with your termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
• Voluntary Resignation	Forfeit all unvested shares of Restricted Stock and accrued dividends

• Termination for Cause	Forfeit all unvested shares of Restricted Stock and accrued dividends

• Involuntary Termination	Shares of Restricted Stock and accrued dividends vest and restrictions thereon lapse

• Death • Termination due to Disability	Shares of Restricted Stock and accrued dividends vest and restrictions thereon lapse

If the Company makes cash dividend payments before the shares of Restricted Stock are vested, the value of the dividends will accrue in a non-interest bearing bookkeeping account. You will receive a cash payment for the accrued dividends based on vesting and the lapse of restrictions on the shares of Restricted Stock.

In the event of any inconsistency between the foregoing summary and the Employment Agreement between you and the Company, the Terms and Conditions or the 2016 Long-Term Incentive Plan, the Employment Agreement shall govern, or if not applicable, the Terms and Conditions or the 2016 Long-Term Incentive Plan, as applicable, will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the 2016 Long-Term Incentive Plan or the Terms and Conditions, as applicable.

Please note that the Terms and Conditions contain restrictive covenant language pertaining to confidentiality, non-competition and non-solicitation, as set forth in the Employment Agreement between you and the Company. You should read these sections carefully before deciding whether to accept the shares of Restricted Stock. If you decide not to accept the Restricted Stock, you will not be subject to the restrictive covenants set forth in the Terms and Conditions, but you will forfeit the Restricted Stock. There will be no other consequences as a result of your decision not to accept the Restricted Stock.

Please contact John Bassett (717-673-7315) if you have questions.

Sincerely,

Larry S. McWilliams

Chairman of the Armstrong Flooring Board of Directors

EXHIBIT A

ARMSTRONG FLOORING, INC.

2016 LONG-TERM INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong Flooring, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock (the “Restricted Stock”) as specified in the 2019 Long-Term Time-Based Restricted Stock Grant Letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is September [•], 2019.

(b) The shares of Restricted Stock shall be vested and the restrictions thereon shall lapse in accordance with the schedule set forth below, if and to the extent the terms of the Grant Letter and these Grant Conditions are met.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong Flooring, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Vesting.

(a) Except as provided in Sections 3 and 4 below, the shares of Restricted Stock shall vest and the restrictions thereon shall lapse on the following dates, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) on the applicable dates below (each individually, a “Vesting Date”):

Vesting Date	Time-Based Shares Vesting
One year from Date of Grant	20%
Two years from Date of Grant	20%
Three years from Date of Grant	20%
Four years from Date of Grant	20%
Five years from Date of Grant (the “Fifth Vesting Date”)	20%

(b) The vesting of the Restricted Stock is cumulative, but shall not exceed 100% of the shares of Restricted Stock. If the foregoing schedule or the provisions of Section 3 would produce fractional shares, the number of shares of Restricted Stock vesting shall be rounded up to the nearest whole share, but not in excess of 100% of the number of shares of Restricted Stock granted.

3. Termination of Employment.

(a) Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to the Fifth Vesting Date, the unvested shares of Restricted Stock shall be forfeited as of the termination date and shall cease to be outstanding.

(b) Subject to Section 4 below, if, prior to the Fifth Vesting Date, the Grantee ceases to be employed by the Employer on account of death or Long-Term Disability (as defined below), or Involuntary Termination (as defined below) (each, a “Qualifying Termination”), the Grantee shall vest in 100% of the shares of Restricted Stock and the restrictions thereon shall lapse in full.

(c) If the Grantee’s employment with the Employer is terminated by the Employer for Cause (as defined below), or by the Grantee without Good Reason (as defined below), any unvested shares of Restricted Stock shall be forfeited as of the termination date and shall cease to be outstanding.

4. Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “Cause” shall have the meaning ascribed to the term in the Grantee’s Employment Agreement with the Company.

(b) “Company Trade Secrets” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.

(c) “Confidential Information” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.

(d) “Disability” shall have the meaning ascribed to the term in the Grantee’s Employment Agreement with the Company.

(e) “Good Reason” shall have the meaning ascribed to the term in the Grantee’s Employment Agreement with the Company.

(f) “Injurious Conduct” shall mean the activities described in Sections 12(a), (b) and (c) of the Employment Agreement between you and the Company and if, during the Grantee’s employment or service with the Employer or thereafter, the Grantee breaches any other written confidentiality, non-solicitation or non-competition covenant with the Employer. For purposes of the Restricted Stock, this definition of Injurious Conduct shall replace the definition of “Injurious Conduct” set forth in Section 13 of the Plan.

(g) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause or by the Grantee with Good Reason (as such terms are defined in the Grantee’s Employment Agreement with the Company).

5. Restrictive Covenants; Forfeiture.

(a) The Committee may determine that the Restricted Stock shall be forfeited if the Grantee engages in Injurious Conduct.

(b) If the Company Stock held upon the lapse of restrictions on the Restricted Stock has been disposed of by the Grantee, then the Company may require the Grantee to pay to the Company the economic value of the Company Stock as of the date of disposition.

(c) The Committee shall exercise the right of forfeiture and recoupment provided to the Company in this Section 5 within 180 days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture or recoupment.

(d) The Grantee may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the Grantee in writing and the Committee’s determination shall be limited to the specific business or activity so described.

(e) By accepting the Restricted Stock, the Grantee acknowledges and agrees that all Company trade secrets and confidential information developed, created or maintained by the Grantee, alone or with others, during the Grantee’s employment or service with the Employer, shall remain at all times the sole property of the Company and its subsidiaries and affiliates, and further acknowledges and agrees that he is bound by the provisions of Section 12(b) of the Grantee’s Employment Agreement with the Company.

(f) This Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after the Grantee’s termination or cessation of the Grantee’s employment or service with the Employer. The Grantee understands that in the event of a violation of any provision of this Section 5, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this Section 5 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Grantee and the Company or any of its subsidiaries or affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section 5 and Attachment 1 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

(g) By accepting the Restricted Stock, the Grantee acknowledges that the Grantee has carefully read and considered the provisions of this Section 5 and Sections 12(a), (b) and (c) of the Employment Agreement between the Grantee and the Company incorporated herein and agrees that the restrictions set forth herein are fair and reasonable, are supported by valid consideration, and are reasonably required to protect the legitimate business interests of the Company and its subsidiaries and affiliates.

(h) In the event of a breach by the Grantee of any restrictive covenant contained in Sections 12(a), (b) and (c) of the Employment Agreement, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company and its subsidiaries and affiliates shall receive the benefit of the Grantee’s compliance with the terms and conditions of this Section 5.

6. Certificates. The Restricted Stock may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, then the Company may retain physical possession of the certificates until the restrictions thereon have lapsed.

7. Dividends. Dividends shall accrue with respect to the Restricted Stock and shall be payable subject to the same vesting terms and other conditions as the Restricted Stock to which they relate. Dividends shall be credited on the Restricted Stock when dividends are paid on shares of Company Stock from the Date of Grant until the vesting date for the Restricted Stock. The Company will keep records of dividends in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested dividends shall be paid in cash at the same time and subject to the same terms as the underlying vested Restricted Stock. If and to the extent that the Restricted Stock is forfeited, all related dividends shall also be forfeited.

8. Delivery of Shares. The Company’s obligation to deliver shares in connection with the grant of Restricted Stock shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. Stockholder Rights. Except as provided in Sections 7 and 8 above, the Grantee will have all voting, dividend, liquidation and other rights with respect to the Restricted Stock upon the Grantee becoming the holder of record of such shares as if the Participant were a holder of record of shares of unrestricted Company Stock. The Grantee hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports, and other related documents. If the Company establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), the Grantee hereby consents to such procedures and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

10. No Right to Continued Employment. The grant of Restricted Stock shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Restricted Stock shall be final and binding on the Grantee and any other person claiming an interest in the Restricted Stock.

12. Withholding Taxes.

(a) The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Restricted Stock (the “Taxes”). The Employer will withhold shares of Company Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. Unless the Committee determines otherwise, the share withholding amount shall not exceed the Grantee’s minimum applicable withholding amount for Taxes.

(b) Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Restricted Stock, including the grant, vesting or settlement of the Restricted Stocks and the subsequent sale of any shares of unrestricted Company Stock; and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer may be required to collect, withhold or account for Taxes in more than one jurisdiction.

(c) If the Grantee makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the Date of Grant of the Restricted Stock rather than as of the date or dates upon which the Grantee would otherwise be taxable under Section 83(a) of the Code, the Grantee shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service, together with any tax withholding required by the Committee.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Restricted Stock prior to vesting, except to a successor grantee in the event of the Grantee’s death.

15. Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable.

16. Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letter and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letter and these Grant Conditions as it deems appropriate to reflect the corporate event.

17. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

18. No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Restricted Stock under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:

(a) the Plan is established voluntarily by the Company, the grant of the Restricted Stock under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Restricted Stock under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any equity-based awards, or benefits in lieu of them, even if equity-based awards have been granted repeatedly in the past;

(c) all decisions with respect to future grants of Restricted Stock, if any, will be at the sole discretion of the Committee;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Restricted Stock and shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the Restricted Stock and the shares of Company Stock subject to the award are not intended to replace any pension rights or compensation;

(g) the grant of Restricted Stock and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(h) the future value of the shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Restricted Stock, the value of the shares of Company Stock may increase or decrease; and

(i) the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Restricted Stock or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

19. Data Privacy.

(a) The Grantee hereby explicitly, willingly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

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